                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Krispy Kreme Doughnuts, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              (KRISPY KREME LOGO)

                                 April 16, 2001

To Our Shareholders:

     On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I cordially invite you to the Annual Meeting of Shareholders to be held on Friday, May 18, 2001, at 9:00 AM, Eastern Time, at the Four Seasons Hotel, 57 East 57th Street, New York, New York. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

     Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2001 Annual Report to Shareholders, which contains financial statements and other important information about our business.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you do attend the meeting and wish to vote in person, you may revoke your proxy at any time.

                                          Sincerely,

                                          /s/Scott A. Livengood
                                          SCOTT A. LIVENGOOD
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                          KRISPY KREME DOUGHNUTS, INC.
                              370 KNOLLWOOD STREET
                      WINSTON-SALEM, NORTH CAROLINA 27103
             ------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2001

             ------------------------------------------------------

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held at 9:00 AM, Eastern Time, on Friday, May 18, 2001, at the Four Seasons Hotel, 57 East 57th Street, New York, New York, for the following purposes:

          1. To elect three directors, all of whose terms will expire in 2004;

          2. To consider and act upon a proposal to ratify the appointment, by the Board of Directors, of PricewaterhouseCoopers LLP as our independent accountants; and

          3. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     Only shareholders of record as of April 10, 2001 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Randy S. Casstevens
                                          RANDY S. CASSTEVENS
                                          Secretary
April 16, 2001

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID BUSINESS REPLY ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                              (KRISPY KREME LOGO)

                                PROXY STATEMENT
                              DATED APRIL 16, 2001
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Krispy Kreme Doughnuts, Inc. for use at Krispy Kreme's 2001 Annual Meeting of Shareholders to be held on Friday, May 18, 2001, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 16, 2001.

     Only shareholders of record at the close of business on April 10, 2001 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 26,697,794 shares of common stock, no par value, of Krispy Kreme outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

     Proxies in the accompanying form, duly executed, and returned to the management of Krispy Kreme and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of Krispy Kreme, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     Proxies that are executed, but do not contain any specific instructions, will be voted "FOR" the election of all the nominees for directors specified herein and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as Krispy Kreme's independent accountants. Each nominee for director has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

     A copy of our 2001 Annual Report to Shareholders is being furnished herewith to each shareholder of record as of the close of business on the Record Date.

QUORUM AND VOTING REQUIREMENTS

     The holders of a majority of the shares entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. In the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, shall be deemed elected, even though such nominees may not receive a majority. For ratification of the appointment of Krispy Kreme's independent accountants and any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law. In counting the votes cast, only those cast "FOR" and "AGAINST" a matter are included, although you cannot vote "against" a nominee for director. An abstention and a "broker non-vote" are counted only for purposes of determining the presence of a quorum at the Annual Meeting. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The share and per share information included in this Proxy Statement, unless otherwise indicated, has been adjusted to reflect a two-for-one stock split of our common stock paid in the form of a stock dividend on March 19, 2001 to shareholders of record on March 5, 2001.

     The following table sets forth the information concerning the beneficial ownership of the common stock of Krispy Kreme, which is our only class of voting stock, on April 10, 2001, by:

     - each person known to Krispy Kreme to beneficially own more than 5% of the common stock;

     - each director, including directors nominated for reelection, the Chief Executive Officer and the four other most highly compensated executive officers; and

     - all of Krispy Kreme's directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission, or SEC. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each shareholder is based on 26,697,794 shares of common stock outstanding as of April 10, 2001.

                                                                                    PERCENTAGE
                                                               NUMBER OF SHARES    BENEFICIALLY
BENEFICIAL OWNER                                              BENEFICIALLY OWNED      OWNED
----------------                                              ------------------   ------------
John N. McAleer, including 2,789,714 shares held by the
  estate of Joseph A. McAleer, Sr., of which John N. McAleer
  is the executor(1)(2).....................................      2,899,100            10.9%
McAleer Investments Limited Partnership(2)..................      1,518,486             5.7
Robert L. McCoy(3)(4).......................................      1,141,160             4.3
Joseph A. McAleer, Jr.(3)(5)................................      1,091,090             4.1
J. Paul Breitbach(6)........................................        650,186             2.4
Scott A. Livengood(7).......................................        622,086             2.3
Steven D. Smith(3)(8).......................................        463,560             1.7
Frank E. Guthrie(9).........................................        408,960             1.5
L. Stephen Hendrix(10)......................................        147,986               *
William T. Lynch, Jr.(3)(11)................................        102,400               *
Robert L. Strickland(3)(12).................................         98,000               *
James H. Morgan(13).........................................          2,000               *
Mary Davis Holt.............................................             --               *
Togo D. West, Jr............................................          2,000               *
John W. Tate................................................             --               *
All directors and executive officers as a group (19
  persons)..................................................      7,726,598            28.6

---------------

  *  Less than one percent.
 (1) Includes, in addition to the 2,789,714 shares owned by the estate of Joseph
     A. McAleer, Sr., of which John N. McAleer is the executor, and the 86,360 shares held directly by Mr. McAleer: (a) 1,200 shares owned by Jamie Dickinson McAleer, Mr. John N. McAleer's spouse; (b) 6,920 shares held by the John N. McAleer 1999 Trust for the benefit of Jennifer A. McAleer, Mr. McAleer's daughter; (c) 6,920 shares held by the John N. McAleer 1999 Trust for the benefit of Lauren E. McAleer, Mr. McAleer's daughter; (d) 6,920 shares held by the John N. McAleer 1999 Trust for the benefit of Alexander
     B. McAleer, Mr. McAleer's son; and (e) 1,066 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan. Mr. McAleer's address is 370 Knollwood Street, Winston-Salem, North Carolina 27103.

 (2) McAleer Investments Limited Partnership is a partnership established by members of the McAleer family, including John N. McAleer, to hold shares of Krispy Kreme common stock, John N. McAleer is one of six general partners. While none of the general partners has the sole power to dispose of or vote the shares owned by the limited partnership, each of them including John N. McAleer, may be deemed to have shared dispositive and voting power. The address for McAleer Investments Limited Partnership is 435 Westover Avenue, Winston-Salem, NC 27104.
 (3) Includes 52,000 shares issuable upon the exercise of currently exercisable stock options.
 (4) Includes: (a) 580,400 shares held by the B.L. McCoy, Jr. Revocable Trust, a trust of which Carolyn McCoy, Robert L. McCoy and Bonnie Silvey Vandegrift are co-trustees; (b) 170,000 shares owned by Mr. McCoy indirectly through his ownership of 100% of the voting interest of R&P Six Limited Partnership; (c) 18,800 shares held by the William Robert McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (d) 19,000 shares held by the Julie Ann McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (e) 18,400 shares held by the Robert Bailey McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (f) 18,400 shares held by the Sarah Elizabeth McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (g) 18,400 shares held by the Lisa Michelle McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (h) 18,400 shares held by the Michael Phillip McCoy Trust established under the Florida Uniform Trust for Minors Act, a trust of which Mr. McCoy is the sole custodian; (i) 221,600 shares held by the Robert L. McCoy Revocable Trust; and (j) 400 shares held by the Patricia B. McCoy Revocable Trust. Mr. McCoy's address is 8425 North Florida Avenue, Tampa, Florida 33604.
 (5) Includes (a) 2,650 shares held by the Joseph A. McAleer, Sr. Trust dated December 20, 1991, a trust of which Joseph A. McAleer, Jr. is the sole trustee and (b) 1,000 shares held by Joseph A. McAleer, Jr.'s IRA.
 (6) Includes (a) 135,600 shares held by the Breitbach Children's Trust, a trust of which Mr. Breitbach is the sole trustee; and (b) 1,066 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan.
 (7) Includes (a) 1,066 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 1,000 shares held by the Adrienne A. Livengood Irrevocable Trust for the benefit of Matthew Scott Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood, Mr. Livengood's spouse, is the sole trustee; (c) 1,000 shares held by the Adrienne A. Livengood Irrevocable Trust for the benefit of Gregory Alan Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood is the sole trustee; (d) 1,000 shares held by the Adrienne A. Livengood Irrevocable Trust for the benefit of John Erik Livengood, Mr. Livengood's son, a trust of which Adrienne A. Livengood is the sole trustee; and (e) 300 shares owned by Matthew Scott Livengood, Mr. Livengood's son.
 (8) Includes 66,640 shares owned beneficially by Connie Sue Smith, Mr. Smith's spouse.
 (9) Includes (a) 264,000 shares owned by Mr. Guthrie indirectly through his ownership of all of the outstanding voting shares of Augusta Doughnut Company, (b) 89,960 shares, and 52,000 shares issuable upon the exercise of currently exercisable stock options, owned by Mr. Guthrie indirectly through his ownership of all of the outstanding shares of the general partner of Frank E. Guthrie Enterprises, LLLP and (c) 3,000 shares owned by Frank D. Guthrie, Mr. Guthrie's father, over which Mr. Guthrie has a general power of attorney.
(10) Includes 1,066 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan.
(11) Includes (a) 40,000 shares owned by Mr. Lynch indirectly through his ownership of 100% of the outstanding shares of Liam Holdings, LLC; and (b) 400 shares owned by Molly C. Lynch, Mr. Lynch's daughter, of which Mr. Lynch disclaims beneficial ownership.
(12) Includes (a) 40,000 shares held by the Robert Louis Strickland Revocable Living Trust, a trust of which Mr. Strickland is the sole trustee and (b) 6,000 shares held by Mr. Strickland's spouse.
(13) Consists of 2,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan's spouse.

                             ELECTION OF DIRECTORS
                       (ITEM NUMBER 1 ON THE PROXY CARD)

COMPOSITION AND RECOMMENDATION OF THE BOARD

     Our Bylaws provide that the Board of Directors shall consist of not less than nine nor more than fifteen directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of eleven directors, five of whom are independent directors. The Board of Directors is divided into three classes of directors. The term of each director in Class II expires this year, the term of each director in Class III expires in 2002 and the term of each Class I director expires in 2003. Upon the expiration of the terms for each class of directors, the directors of such class, if reelected, will serve for a term of three years.

     The Board of Directors recommends a vote "FOR" the nominees for director listed below for election to the Board of Directors.

NOMINATION OF CLASS II DIRECTORS

     All of the nominees for director are current Class II directors who are being nominated for reelection. If reelected, their terms will expire in 2004. The nominees for reelection as Class II directors are Scott A. Livengood, Joseph
A. McAleer, Jr. and Steven D. Smith.

ABOUT THE NOMINEES

     The following information as of April 10, 2001 has been furnished by the nominees for director.

NAME (AGE)                       INFORMATION ABOUT THE NOMINEES
----------                       ------------------------------
Nominees for Class II Directors
Whose Terms Will Expire in 2004
Scott A. Livengood (48)........  Scott A. Livengood has been employed by Krispy Kreme since
                                 1977. He was appointed Chairman of the Board of Directors in
                                 October 1999. He has served as Chief Executive Officer since
                                 February 1998 and as President since August 1992. From
                                 August 1992 to January 1998, Mr. Livengood was also Chief
                                 Operating Officer. He has served as a director since
                                 February 1994.
Joseph A. McAleer, Jr. (51)....  Joseph A. McAleer, Jr. has been a director since May 1988.
                                 Mr. McAleer served as Chairman of the Board of Directors and
                                 Chief Executive Officer from September 1995 until his
                                 retirement from Krispy Kreme in January 1998. He also served as President from May 1988 until August 1992 and as Chief
                                 Operating Officer from May 1988 until August 1992. Mr.
                                 McAleer is a co-owner with Mr. Smith, another one of our
                                 directors, of Dallas Doughnuts, our Dallas/Fort Worth
                                 franchisee. Mr. McAleer is also manager and owner of Mackk
                                 LLC, our Mobile, Alabama franchisee. Mr. McAleer is the
                                 brother of John N. McAleer, Vice Chairman of our Board of
                                 Directors.
Steven D. Smith (48)...........  Steven D. Smith has been a director since April 1991. Since
                                 April 1997, Mr. Smith has been President, and a co-owner
                                 with Mr. Joseph A. McAleer, Jr., of Dallas Doughnuts. He has also been President and majority owner of Dales Doughnut
                                 Corp., our Tallahassee and Panama City, Florida franchisee, since 1985 and Dales of Dothan, Inc., our Dothan, Alabama
                                 franchisee, since 1991. He has also been the Chief Executive
                                 Officer and owner of Smiths Doughnuts Inc., our Tuscaloosa,
                                 Alabama franchisee, since 1994.

ABOUT THE CONTINUING DIRECTORS

     The following information as of April 10, 2001 has been furnished by the continuing directors who are not up for election at this Annual Meeting.

NAME (AGE)                       INFORMATION ABOUT THE CONTINUING DIRECTORS
----------                       ------------------------------------------
Class III Directors Whose Terms
  Expire in 2002
John N. McAleer (42)...........  John N. McAleer has been employed by Krispy Kreme since
                                 1981. Mr. McAleer has served as Executive Vice President,
                                 Concept Development and as Vice Chairman of the Board of
                                 Directors since October 1999. He has also served as
                                 Executive Vice President, Brand Development from March 1998 until October 1999, Executive Vice President, Marketing from
                                 August 1992 until March 1998 and as Senior Vice President,
                                 Marketing, Real Estate and Construction from September 1990 until August 1992. Mr. McAleer has served as a director
                                 since September 1990 and served as Chairman of the Board of
                                 Directors from February 1998 until October 1999. Mr. McAleer is the brother of Mr. Joseph A. McAleer, Jr., another member of the Board of Directors.
Robert L. Strickland (70)......  Robert L. Strickland has been a director since November
                                 1998. Mr. Strickland is Chairman Emeritus of the Board of
                                 Directors of Lowe's Companies, Inc., a home improvement
                                 retailer. Mr. Strickland is also a former director of T.
                                 Rowe Price Associates, an investment management firm.
William T. Lynch (58)..........  William T. Lynch, Jr. has been a director since November
                                 1998. He has served as President and Chief Executive Officer of Liam Holdings LLC, a marketing and capital management
                                 firm, since April 1997. Mr. Lynch retired as President and
                                 Chief Executive Officer of Leo Burnett Co. in March 1997
                                 after serving with that advertising agency for 31 years.
James H. Morgan (53)...........  James H. Morgan has been a director since July 2000. He has been a consultant for Wachovia Securities, Inc., a
                                 securities and investment banking firm, since January 2000.
                                 From April 1999 through December 1999, Mr. Morgan was
                                 employed as Chairman and Chief Executive Officer of Wachovia
                                 Securities, Inc. Mr. Morgan was employed by
                                 Interstate/Johnson Lane from 1990 to 1999 in various
                                 capacities, including as Chairman and Chief Executive
                                 Officer, and led the transition during the merger of
                                 Interstate/Johnson Lane and Wachovia Securities in 1999.
Class I Directors
Whose Terms Will Expire in 2003
Frank E. Guthrie (62)..........  Frank E. Guthrie has been a director since February 1994.
                                 Mr. Guthrie has been President of Magic City Doughnuts
                                 Corp., our Orlando area franchisee, since 1998, and co-owns that company with another one of our directors, Mr. McCoy.
                                 He has also been President and owner of Classic City
                                 Doughnuts Corp., our Athens, Georgia franchisee, since 1992.
                                 Additionally, he has been employed by Augusta Doughnut
                                 Company, our Augusta, Georgia franchisee, in various
                                 capacities since 1961, and he is currently its President and majority owner.

NAME (AGE)                       INFORMATION ABOUT THE CONTINUING DIRECTORS
----------                       ------------------------------------------
Mary Davis Holt (50)...........  Mary Davis Holt has been a director since July 2000. Ms.
                                 Holt has been with Time Inc. for 28 years where she has held the positions of Chief Operations Officer of Time Life Inc., a direct-marketing media company, since 1992 and Senior
                                 Executive Vice President of Time Life since 1999. Ms. Holt was employed by Time Life as Chief Operating Officer and
                                 Executive Vice President of Time-Life Kids and Time-Life
                                 Education from 1996 to 1999, and as President of Time Life
                                 Books from 1991 to 1992.
Robert L. McCoy (51)...........  Robert L. McCoy has been a director since February 1994. Mr.
                                 McCoy has been President and majority owner of Gulf Florida
                                 Doughnut Corp., our Tampa, Florida franchisee, since
                                 November 1983, and he is Vice President and co-owner of
                                 Magic City Doughnuts with Mr. Guthrie.
Togo D. West, Jr. (58).........  Togo D. West, Jr. has been a director since July 2000. Mr.
                                 West served as Secretary of Veterans Affairs and a member of
                                 President Clinton's Cabinet from 1998 to 2000. He served as
                                 Secretary of the Army from 1993 to 1998. Mr. West is an
                                 attorney who has practiced with the law firm of Covington &
                                 Burling in Washington, D.C. and has been a partner of
                                 Patterson, Belknap, Webb & Tyler. He has been General
                                 Counsel of the Department of Defense, General Counsel of the
                                 Department of the Navy and has served with the U.S.
                                 Department of Justice. Prior to his most recent government service, Mr. West was Senior Vice President for Government
                                 Affairs for the Northrop Corporation, an aerospace and
                                 defense systems company.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors meets on a regular basis to supervise, review and direct Krispy Kreme's business and affairs. During our fiscal year ended January 28, 2001, the Board of Directors held eight meetings. The Board of Directors has established an Audit Committee and a Compensation Committee to which it has assigned certain responsibilities in connection with the governance and management of Krispy Kreme's affairs.

     Audit Committee. The Audit Committee's primary duties and responsibilities are to monitor the integrity of Krispy Kreme's financial reporting process and internal controls, monitor the independence and performance of our independent accountants and internal auditors and to provide an avenue of communication among our independent accountants, management, internal auditors and the Board of Directors. As part of these responsibilities, the Audit Committee annually recommends to the board the appointment of Krispy Kreme's independent accountants and approves all audit and audit related fees and reviews other fees paid to them. William T. Lynch, Jr., Mary Davis Holt and James H. Morgan comprise the members of the audit committee. The Audit Committee held four meetings during fiscal 2001. See "Report of the Audit Committee."

     Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, other than our Chief Executive Officer, and the employee benefit plans for all other employees. With respect to our Chief Executive Officer, it makes recommendations to our Board of Directors. Robert L. Strickland, Robert L. McCoy, Joseph A. McAleer, Jr. and Togo D. West, Jr. comprise the members of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2001. See "Report of the Compensation Committee on Executive Compensation."

     During fiscal 2001, each of our directors attended at least 75% of the aggregate meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

     We compensate each director who is not an employee with an annual fee of $18,800, which we pay quarterly. Non-employee directors also receive additional fees of $300 per quarter for miscellaneous expenses and approximately $200 monthly for insurance coverage for themselves and their spouses. In addition to these fees, we reimburse each director for travel and other related expenses incurred in attending meetings of the Board of Directors.

     In fiscal 1999, we granted nonqualified stock options for 78,000 shares to each of Messrs. Frank E. Guthrie, William T. Lynch, Jr., Joseph A. McAleer, Jr., Robert L. McCoy, Robert J. Simmons, Steven D. Smith and Robert L. Strickland under Krispy Kreme's 1998 Stock Option Plan. These options vest ratably over a three-year period commencing on the grant date and have an exercise price of $2.59 per share. Options for 312,000 shares are currently exercisable. In fiscal 2001, we granted nonqualified stock options for 78,000 shares to each of Ms. Holt and Messrs. Morgan and West under Krispy Kreme's 2000 Stock Incentive Plan. These options vest ratably over a three year period commencing on the grant date and have an exercise price of $29.53 per share. None of these options are currently exercisable.

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
                       (ITEM NUMBER 2 ON THE PROXY CARD)

     Upon recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent public accountants, to audit Krispy Kreme's accounts for its fiscal year ending January 27, 2002. PricewaterhouseCoopers LLP audited the accounts of Krispy Kreme for fiscal 2001 and has served as independent public accountants to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law or by our Articles of Incorporation or Bylaws, our management believes that such ratification is desirable. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" ratification of PricewaterhouseCoopers LLP as independent public accountants to Krispy Kreme.

                               EXECUTIVE OFFICERS

     The following information as of April 10, 2001 has been furnished by the executive officers who are not serving as directors.

NAME (AGE)                  INFORMATION ABOUT THE EXECUTIVE OFFICER
----------                  ---------------------------------------
J. Paul Breitbach (63)....  J. Paul Breitbach has been employed by Krispy Kreme since
                            November 1992 as Executive Vice President. From 1973 to
                            November 1992, Mr. Breitbach was a partner at the accounting firm of Price Waterhouse, and from 1983 to 1992, was
                            managing partner of that firm's Winston-Salem, North
                            Carolina office. From 1987 to 1992, he was also group
                            managing partner for all Price Waterhouse offices in North
                            Carolina and South Carolina. Mr. Breitbach is a certified
                            public accountant.
Randy S. Casstevens
  (35)....................  Randy S. Casstevens has been employed by Krispy Kreme since
                            1993. Mr. Casstevens has served as Senior Vice President,
                            Corporate Finance, since April 1998, as Secretary since
                            November 1995 and as Treasurer since August 2000. Prior to joining Krispy Kreme, Mr. Casstevens was employed by Price
                            Waterhouse from 1987 to 1993. Mr. Casstevens is a certified public accountant.

NAME (AGE)                  INFORMATION ABOUT THE EXECUTIVE OFFICER
----------                  ---------------------------------------
L. Stephen Hendrix (51)...  L. Stephen Hendrix has been employed by Krispy Kreme since
                            January 1978. Mr. Hendrix has served as Senior Vice
                            President, Company Store and Associate Operations, since
                            March 1995. From October 1993 to March 1995, Mr. Hendrix
                            served as Senior Vice President, Development.
Donald Henshall (39)......  Donald Henshall has been employed as President of Krispy
                            Kreme International since February 2001. Prior to joining
                            Krispy Kreme, Mr. Henshall was Managing Director of New
                            Business Development for Overland Group, Ltd. in London, a
                            maker of branded footwear and apparel from April 1999 to
                            October 2000. Prior to Overland, Mr. Henshall was President
                            and Chief Executive Officer of Diesel USA Inc., New York and
                            Managing Director -- UK & Ireland, Diesel (London) Ltd., a
                            branded apparel retailer from October 1994 to March 1999.
Michelle P. Parman (39)...  Michelle P. Parman has been employed by Krispy Kreme since
                            1993. Ms. Parman has served as Senior Vice President,
                            Corporate Development since April 1998. Previously, she
                            served as Vice President, Strategic Planning. Before joining
                            Krispy Kreme, Ms. Parman was employed by Price Waterhouse
                            from 1984 to 1993. Ms. Parman is a certified public
                            accountant.
Robert H. Vaughn, Jr.
  (44)....................  Robert H. Vaughn, Jr. has been employed by Krispy Kreme since March 1998. Mr. Vaughn has served as Senior Vice
                            President, Area Developer Operations since December 1999.
                            Previously, he served as Senior Vice President, Sales and
                            Marketing. From January 1993 to March 1998, Mr. Vaughn was
                            President of Gullwing Productions, a licensed apparel
                            company. Mr. Vaughn also served in various capacities with
                            Hanes Printables, a printed and embroidered sportswear
                            manufacturer and a division of Sara Lee Knit Products and
                            the Sara Lee Corporation, from September 1987 until November
                            1992.
Philip R.S. Waugh, Jr.
  (40)....................  Philip R.S. Waugh, Jr. has been employed by Krispy Kreme since May 1993. He has served as Senior Vice President,
                            Franchise Development since April 1998. Previously, he
                            served as Vice President, Franchising. From October 1991
                            until he joined Krispy Kreme, Mr. Waugh served as Vice
                            President, Corporate Banking with Southern National Bank of
                            North Carolina. From 1982 until October 1991, he served in various capacities with Wachovia Bank, N.A. Mr. Waugh is a co-owner of Midwest Doughnuts, LLC, our Kansas City
                            franchisee.
Stan L. Parker (41).......  Stan L. Parker has been employed by Krispy Kreme since
                            August 1998. Mr. Parker has served as Senior Vice President,
                            Marketing since March 2000. Previously, he served as Vice
                            President, Marketing. From June 1988 to August 1998, Mr.
                            Parker served in a variety of marketing and strategic
                            planning positions with Sara Lee Corporation working on the
                            Hanes, Hanes Her Way, and Champion brands. His last position at Sara Lee was Vice President of Hanes Kidswear.

NAME (AGE)                  INFORMATION ABOUT THE EXECUTIVE OFFICER
----------                  ---------------------------------------
John W. Tate (50).........  John Tate has been employed by Krispy Kreme as Chief
                            Financial Officer and President of KKM&D since October 2000.
                            Prior to joining Krispy Kreme, Mr. Tate served as Senior
                            Vice President and Chief Financial Officer of
                            Williams-Sonoma, Inc., a home furnishing lifestyle retailer, since July 1999. From November 1997 until July 1999, Mr.
                            Tate served as Corporate Chief Financial Officer for Dole
                            Food Company Inc. He also served from January 1993 to
                            November 1997, in two Senior Vice President, Chief Financial
                            Officer positions for Dole in Europe and Northern
                            California. Mr. Tate held a variety of financial and general management positions with Ryder System Inc. from May 1986
                            until December 1992.

                             EXECUTIVE COMPENSATION

     The table below provides information concerning the total compensation received for services rendered to Krispy Kreme during the two fiscal years ended January 28, 2001 by our Chief Executive Officer, our four other highest paid executive officers and one individual who served as an executive officer during a portion of fiscal 2001 but who was not serving as an executive officer at the end of fiscal 2001, who are collectively referred to as the named officers. "Other Annual Compensation" includes perquisites and other personal benefits paid to each of the named officers, such as automobile allowances, club dues and medical insurance premiums.

     Amounts under "LTIP Payouts" represent bonuses paid to cover loan repayments due to Krispy Kreme in connection with the recognition of income upon the conversion of the Long-Term Incentive Plan, or LTIP, by the named officer. Amounts under "All Other Compensation" represent the dollar value of bonuses credited to the named officers under our stock bonus plans.

SUMMARY EXECUTIVE COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                          ------------------------------------------------
                                            ANNUAL COMPENSATION                          AWARDS                   PAYOUTS
                                            -------------------                          ------                   -------
                                                           OTHER ANNUAL   RESTRICTED STOCK       SECURITIES         LTIP
NAMED OFFICER                 YEAR    SALARY     BONUS     COMPENSATION        AWARDS        UNDERLYING OPTIONS   PAYOUTS
-------------                 ----   --------   --------   ------------   ----------------   ------------------   --------
Scott A. Livengood..........  2001   $375,000   $686,045     $66,795                --             45,400         $111,098
  Chairman of the Board,      2000    332,446    450,339      66,751                --                 --          151,098
  President and Chief
  Executive Officer
J. Paul Breitbach...........  2001    252,000    466,108      57,591                --                 --          146,962
  Executive Vice President,   2000    234,731    298,611      57,547                --                 --          162,434
  Finance Administration and
  KKM&D
John N. McAleer.............  2001    214,000    351,956      52,947                --                 --           64,576
  Vice Chairman of the Board  2000    199,845    254,232      52,903                --                 --           80,636
  and Executive Vice
    President, Concept
    Development
John W. Tate(1).............  2001     83,769    304,943     142,508          $165,000            115,000               --
  Chief Financial Officer of  2000         --         --          --                --                 --               --
  Krispy Kreme and President
  of KKM&D
L. Stephen Hendrix..........  2001    139,197    192,977      30,807                --                 --           30,796
  Senior Vice President,      2000    130,091    125,877      31,824                --                 --           35,729
  Company Store and
  Associate Operations
Margaret Urquhart(2)........  2001    285,000         --          --                --            300,000               --
  President of Krispy Kreme   2000     41,288     52,524          --                --                 --               --
  Stores North America


                               ALL OTHER
NAMED OFFICER                 COMPENSATION
-------------                 ------------
Scott A. Livengood..........    $ 57,774
  Chairman of the Board,          46,331
  President and Chief
  Executive Officer
J. Paul Breitbach...........      38,950
  Executive Vice President,       33,169
  Finance Administration and
  KKM&D
John N. McAleer.............      32,776
  Vice Chairman of the Board      28,240
  and Executive Vice
    President, Concept
    Development
John W. Tate(1).............          --
  Chief Financial Officer of          --
  Krispy Kreme and President
  of KKM&D
L. Stephen Hendrix..........      18,555
  Senior Vice President,          16,534
  Company Store and
  Associate Operations
Margaret Urquhart(2)........     791,359
  President of Krispy Kreme      100,292
  Stores North America

---------------

(1) Mr. Tate commenced his employment with us in October 2000. Mr. Tate's annual bonus for our fiscal year ended January 28, 2001 includes a hiring bonus of $150,000 along with an annual bonus of $154,943 and his other annual compensation includes a relocation reimbursement of $131,972.
(2) Ms. Urquhart commenced her employment with us in December 1999. On December 7, 2000, Ms. Urquhart resigned from her position as President of Krispy Kreme Stores North America and transitioned into a consulting role with us. Under her employment agreement, Ms. Urquhart has received a lump sum payment of approximately $740,000 and is entitled to receive payments in lieu of her annual base salary of $285,000 for two years. In addition, options to purchase 300,000 shares of our common stock at an exercise price of $10.50 vested immediately upon Ms. Urquhart's resignation and are exercisable for a period of two years from her date of resignation, of which options to purchase 200,000 shares have been exercised as of April 10, 2001.

STOCK OPTIONS

  1998 Plan

     In fiscal 1999, we established the 1998 Stock Option Plan. Under the terms of the plan, as amended, 4,450,000 shares of our common stock were reserved for issuance to employees and directors. Grants could have been made to participants in the form of either incentive stock options or nonqualified stock options. A Board committee was granted discretion to administer the plan. Options granted to employees under the plan vest ratably over a three-year period commencing with the second anniversary of the grant date. Options granted to directors under the plan vest ratably over a three-year period commencing on the grant date of the options. The options are for a term of ten years.

     As of January 28, 2001, 4,130,000 options were outstanding under this plan, of which 462,000 were exercisable. Under the terms of the plan, any forfeitures of options by participants for any reason are granted to Mr. Livengood, up to a maximum of 296,800 shares. Because Mr. Livengood reduced his number of shares by 296,800 for which options had been granted in order to make grants to other employees, the Board of Directors determined that any forfeitures of options by participants for any reason would be returned to Mr. Livengood, through new grants, up to a maximum of 296,800 shares at the current market price as of the date of forfeiture. Now that the 2000 Stock Incentive Plan has been adopted, no further grants under the 1998 Stock Option Plan will be made, and any options granted to Mr. Livengood as a result of forfeitures as described above will be granted under the 2000 Stock Incentive Plan.

  2000 Plan

     In fiscal 2001, we established, and our shareholders approved, the 2000 Stock Incentive Plan. Under the terms of the plan, 2,318,000 shares of our common stock are reserved for issuance to our employees, non-employee directors and independent consultants and advisors. Grants may be made to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights, performance units or restricted and other stock awards. Options granted to employees under the plan vest ratably over a four-year period commencing on the grant date of the options. The options are for a term of ten years. The Compensation Committee, or a subcommittee thereof, generally has discretion to administer the plan and grant awards. As of January 28, 2001, stock options for 366,400 shares and restricted stock awards for 5,526 restricted shares were outstanding under the plan.

     The following table shows information with respect to grants of options to each of our named officers during our fiscal year ended January 28, 2001. The options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant. The potential realizable value at assumed annual rates of stock price appreciation was based on the last reported sales price for our common stock on the Nasdaq National Market on January 28, 2001 of $33.00 per share.

  Option Grants in Last Fiscal Year

                                   INDIVIDUAL GRANTS
                                -----------------------                             POTENTIAL REALIZABLE
                                             % OF TOTAL                               VALUE AT ASSUMED
                                 OPTIONS     NUMBER OF                             ANNUAL RATES OF STOCK
                                GRANTED TO   SECURITIES   EXERCISE                   PRICE APPRECIATION
                                EMPLOYEES    UNDERLYING   OR BASE                     FOR OPTIONS TERM
                                IN FISCAL     OPTIONS      PRICE     EXPIRATION   ------------------------
NAME                               YEAR       GRANTED      ($/SH)       DATE          5%           10%
----                            ----------   ----------   --------   ----------   ----------    ----------
Scott A. Livengood............    24,000         3.5%      $10.50     04/06/10    $  158,481    $  401,623
                                  20,000         2.9        27.38     05/19/10       344,320       872,574
                                   1,400         0.2        33.38     12/20/10        29,385        74,468
John W. Tate..................    75,000        10.8        41.25     10/15/10     1,945,643     4,930,641
                                  40,000         5.7        34.06     01/07/11       856,932     2,171,633
Margaret Urquhart.............   300,000        43.1        10.50     04/06/10     1,981,018     5,020,289

     The following table shows information concerning stock options held by each of the named officers at January 28, 2001. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on the Nasdaq National Market on January 28, 2001 of $33.00 per share.

  Fiscal Year End Option Values

                                                        COMMON SHARES             VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END
                                                 ---------------------------   ---------------------------
NAMED OFFICER                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------                                    -----------   -------------   -----------   -------------
Scott A. Livengood.............................         --       1,205,400             --     $35,928,100
J. Paul Breitbach..............................         --         300,000             --       9,123,000
John N. McAleer................................         --         300,000             --       9,123,000
John W. Tate...................................         --         115,000             --              --
L. Stephen Hendrix.............................         --         120,000             --       3,649,200
Margaret Urquhart..............................    300,000              --     $6,750,000              --

RETIREMENT INCOME PLAN FOR KEY EMPLOYEES

     Effective May 1, 1994, we established a noncontributory, nonqualified defined benefit pension plan known as the Retirement Income Plan for Key Employees for certain of our key employees. The benefits under the retirement plan are based on years of service after 1993 and average final compensation during the employee's career.

     The following table shows estimated annual benefits payable to participants in the retirement plan upon retirement at age 65 at the specified remuneration in the various years of service classifications:

  Retirement Plan Table

                                                                     YEARS OF SERVICE
                                                          ---------------------------------------
FINAL AVERAGE COMPENSATION                                  15        20         25         30
--------------------------                                -------   -------   --------   --------
$100,000................................................  $15,000   $20,000   $ 25,000   $ 30,000
$200,000................................................   30,000    40,000     50,000     60,000
$300,000................................................   45,000    60,000     75,000     90,000
$400,000................................................   60,000    80,000    100,000    120,000

     Except for Mr. Tate and Ms. Urquhart, each of the named officers has five years of credited service. Final average compensation is based solely on the officer's salary. Benefits are computed on a straight-life annuity basis and are not subject to any deductions.

OTHER COMPENSATION

  Conversion of the Long-Term Incentive Plan

     The Employees' Long-Term Incentive Plan, or the LTIP, enabled eligible employees to defer some or all of bonuses earned under our incentive compensation plans. The deferred amounts were converted to units of phantom stock based on a formula contained in the LTIP. The phantom stock units granted under the LTIP were credited with dividends in a manner identical to our common stock. Pursuant to the terms of the LTIP, a participant's account was to be distributed to him in accordance with the deferral election made by the participant.

     In fiscal 1999, we determined that it was in Krispy Kreme's best interest to liquidate the LTIP. Accordingly, we undertook a conversion program whereby phantom stock units under the LTIP were converted into an equivalent number of actual shares of Krispy Kreme common stock. Participants who elected to participate in the conversion received a distribution of shares of our common stock. Non-participants received a cash payout.

     Because the distribution of shares of our common stock pursuant to the conversion triggered recognition of income for participants, we established a loan program by which we made 10-year loans with fixed 6% rates of interest available to senior executive participants in an amount equal to 45% of the amount of income recognized as a result of the conversion. Pursuant to this program, we extended loans to the following officers and directors on August 31, 1998:

                                                                              AMOUNT OUTSTANDING AS OF
OFFICER OR DIRECTOR                                        PRINCIPAL AMOUNT       JANUARY 28, 2001
-------------------                                        ----------------   ------------------------
Scott A. Livengood.......................................      $449,730               $379,443
J. Paul Breitbach........................................       532,279                449,091
John N. McAleer..........................................       261,406                220,551
L. Stephen Hendrix.......................................       124,663                105,180
Joseph A. McAleer, Jr. ..................................       504,390                425,560

     Some of our other officers and directors also received loans of less than $60,000. Although we are not legally obligated to do so, we have paid and intend to pay supplemental bonuses to the participants over the ten-year period of the loan in an amount necessary to enable the participant to make the loan payment due us after payment of federal and state taxes. The amounts shown in the "Summary Executive Compensation Table" under the "LTIP Payouts" column reflects the bonuses paid to the named officers in that year.

  Stock Bonus Plans

     Effective February 1, 1999, we established a qualified stock bonus plan. This plan provides that Krispy Kreme, in its discretion, may make annual contributions to the plan. Contributions will be made either in the form of Krispy Kreme common stock or, if made in cash, invested primarily in Krispy Kreme common stock. Company contributions are allocated to eligible employees based on a specific percentage of compensation.

     Effective February 1, 1999, we established a nonqualified supplemental stock bonus plan for certain management employees. This plan provides for "make-whole" contributions to these employees whose benefits under the stock bonus plan are limited as a result of legal restrictions on the amount of compensation that can be taken into account under the stock bonus plan. Under this plan, we make contributions consistent with the contributions made for participants in the stock bonus plan who are not participants in this plan. Contributions will be made in the form of Krispy Kreme stock, or if made in cash, invested primarily in Krispy Kreme common stock.

     We funded both the stock bonus plan and the supplemental stock bonus plan for fiscal 2000 by contributing 289,474 shares of stock contemporaneously with our initial public offering in April 2000. We will fund the stock bonus plan and the supplemental stock bonus plan for fiscal 2001 on or about April 16, 2001 through a combination of purchasing shares in the open market and utilizing unallocated shares in the plans. The total value of the shares allocated to participants for any fiscal year are determined by the Board of Directors. Amounts credited to the named officers under the stock bonus plans are shown under the "All Other Compensation" column in the "Summary Executive Compensation Table."

  Nonqualified Deferred Compensation Plan

     Effective October 1, 2000, we established a nonqualified deferred compensation plan to provide certain management employees with the opportunity to defer, when added to their actual 401(k) contributions, the same percentage of compensation that nonhighly compensated employees can defer under our 401(k) plan. Amounts credited to the named officers for any contributions under this plan in fiscal 2001 are shown under the "All Other Compensation" column in the "Summary Executive Compensation Table."

  Area Developer Equity Fund

     In March 2000, we established a pooled investment fund, the Krispy Kreme Equity Group, LLC, which invests in new area developers in certain markets. Krispy Kreme officers are eligible to invest in the fund. Members of our Board of Directors who are not Krispy Kreme officers are not eligible to invest in the fund.

Krispy Kreme does not provide any funds to its officers to invest in the fund or provide guarantees for the investment. The fund invests exclusively in new area developers, obtaining up to a five percent interest in them. As of January 28, 2001, the fund had invested in seven area developers. If any member of the fund withdraws, the fund has a right of first refusal with respect to the withdrawing member's interest. The remaining members then have the right to purchase any interest the fund does not purchase. Finally, Krispy Kreme is obligated to purchase any remaining interest. Members are required to withdraw from the fund in the event of their death, termination of employment with Krispy Kreme, or retirement.

EXECUTIVE CONTRACTS, TERMINATION, CHANGE-IN-CONTROL AND OTHER ARRANGEMENTS

  Employment Contracts

     Krispy Kreme has entered into employment agreements with the following named officers:

     Scott A. Livengood. Mr. Livengood's employment agreement, dated August 10, 1999, provides for an initial three-year term that automatically extends for successive one-year periods each year as of August 10, commencing August 10, 2000, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Livengood received a salary of $375,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Livengood receives non-incentive compensation in the amount of $5,127 per month. He is entitled to participate in and receive other employee benefits which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a company automobile or an automobile allowance and other perquisites and benefits as are provided to senior managers.

     Mr. Livengood's employment agreement may be terminated by Krispy Kreme for good cause. If the agreement is terminated without good cause, Mr. Livengood is entitled to a severance payment consisting of:

     - An amount equal to his current annual base salary and non-incentive compensation through the expiration date of the agreement

     - A lump sum payment, payable within 30 days of termination, equal to his current monthly base salary multiplied by the number of months between the month of discharge and the preceding August, inclusive

     - A lump sum payment, payable within 30 days of termination, equal to three times Mr. Livengood's bonus, calculated at 50% of his annualized base salary for the then current fiscal year, and discounted at the rate of 6% per annum

     Mr. Livengood is entitled to the same payments if he terminates his employment after a change in control of Krispy Kreme and his duties or responsibilities with Krispy Kreme are diminished, or he is required to relocate or Krispy Kreme fails to maintain his compensation or benefits levels.

     If Mr. Livengood's employment is terminated by reason of death, retirement or voluntary termination, Krispy Kreme will pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the expiration date of the agreement. In the event he dies, his estate will be paid a $5,000 benefit. In the event Mr. Livengood's employment is terminated by reason of disability, Krispy Kreme will pay his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. In addition, if Mr. Livengood is terminated for any reason other than by voluntary termination or upon a change in control of Krispy Kreme (whether or not he terminates employment), his outstanding stock options will fully vest.

     Krispy Kreme will also pay Mr. Livengood an additional amount equal to any excise tax he is required to pay due to any payments under his agreement constituting "excess parachute payments" under the Internal Revenue Code, as well as any additional income taxes or excise taxes imposed on such payments.

     In the event Mr. Livengood's employment is terminated for good cause or he terminates voluntarily, Mr. Livengood will be subject to a non-compete agreement for a period of two years following the termination. During this two year period, Mr. Livengood will be prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas. This prohibition does not apply, however, to Mr. Livengood's development rights described in "Related Party Transactions."

     John N. McAleer. Mr. McAleer's employment agreement expires on August 10, 2002. Commencing on August 10, 2000, the term of this agreement automatically extends for successive one-year periods each year as of August 10, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. McAleer received a salary of $214,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. McAleer receives non-incentive compensation in the amount of $3,927 per month. Mr. McAleer is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. McAleer are also similar to Mr. Livengood's.

     J. Paul Breitbach. Mr. Breitbach's employment agreement expires on August 10, 2001. Commencing on August 10, 2000, the term of this agreement automatically extends for successive one-year periods each year as of August 10, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Breitbach received a salary of $252,000 for fiscal 2001 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Breitbach receives non-incentive compensation in the amount of $4,197 per month. Mr. Breitbach is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Breitbach are also similar to Mr. Livengood's.

     John W. Tate. Mr. Tate's employment agreement, dated February 1, 2001, provides for an initial three-year term that automatically extends for successive one-year periods each year as of February 1, commencing February 1, 2002, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Tate received a salary of $83,769 for fiscal 2001 and is eligible for annual increases and a performance based bonus. Additionally, Mr. Tate receives non-incentive compensation in the amount of $3,558 per month. Mr. Tate is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Tate are also similar to Mr. Livengood's.

  Change-in-control arrangements

     The option agreements under our stock option plans provide that all options become vested and exercisable upon a corporate reorganization, as defined in the option agreements, provided that the participant is employed by Krispy Kreme on the date of that corporate reorganization.

  Other arrangements

     On August 10, 1999, our Board of Directors approved the transfer to Mr. Livengood of some membership benefits to the Educational Foundation of the University of North Carolina at Chapel Hill upon Mr. Livengood's termination of service.

     On December 7, 2000, Margaret Urquhart resigned from her position as President of Krispy Kreme Stores North America and transitioned into a consulting role with us. Under her employment agreement, Ms. Urquhart has received a lump sum payment of approximately $740,000 and is entitled to receive payments in lieu of her annual base salary of $285,000 for two years. In addition, options to purchase 300,000 shares of our common stock at an exercise price of $10.50 vested immediately upon Ms. Urquhart's resignation and are exercisable for a period of two years from her date of resignation, of which options to purchase 200,000 shares have been exercised as of April 10, 2001.

                           RELATED PARTY TRANSACTIONS

ASSOCIATES' LICENSE AGREEMENTS WITH RELATED PARTIES

     We are parties to franchise agreements, referred to as associates' license agreements, with some of our directors and one former director who retired in July 2000. Our associates' license agreements permit the associate to sublicense the franchise to a company which is majority-owned and principally managed by the associate. Our director-associates have generally sublicensed in this manner. These agreements grant each associate a license to produce, market, package and sell Krispy Kreme doughnuts and other products in a specified territory.

     Each associate must purchase mixes and equipment from us and, as a result, we have outstanding accounts receivable, from time to time, with each of our associates. Additionally, our associates pay us franchise royalties. The table below shows KKM&D sales to and royalties from our directors' affiliated franchise companies during the periods indicated.

                                                                           YEAR ENDED
                                                     ------------------------------------------------------
DIRECTOR AND FRANCHISE COMPANIES                     JANUARY 31, 1999   JANUARY 30, 2000   JANUARY 28, 2001
--------------------------------                     ----------------   ----------------   ----------------
                                                                         (IN THOUSANDS)
Frank E. Guthrie:
  Augusta Doughnut Company.........................       $  669             $  834             $  883
  Classic City Doughnuts Corp......................          236                291                307
Frank E. Guthrie and Robert L. McCoy:
  Magic City Doughnuts Corporation.................            1              1,073              1,571
Joseph A. McAleer, Jr.:
  Mackk LLC........................................        1,878              2,110              2,045
  Joe LeBeau.......................................           --                 --                824
Joseph A. McAleer, Jr. and Steven D. Smith:
  Dallas Doughnuts.................................           --              1,335              2,341
Robert L. McCoy:
  Gulf Florida Doughnut Corp.......................        1,868              2,416              3,746
Robert J. Simmons:
  Simac, Inc.......................................          576                997                576
Steven D. Smith:
  Dales Doughnut Corp..............................          803                833              1,007
  Dale's Doughnuts of Dothan, Inc..................          288                315                383
  Smiths Doughnuts, Inc............................          435                456                475

     Our agreement with Mr. Guthrie, which he has sublicensed to Magic City Doughnuts Corporation, obligates him to develop and operate a total of four stores in the Orlando, Florida area by December 31, 2001, two of which were open as of January 28, 2001. Mr. Guthrie co-owns Magic City Doughnuts with Mr. McCoy. Our agreement with Mr. Joseph A. McAleer, Jr., which he has sublicensed to Dallas Doughnuts, obligates him to develop and operate a total of eight stores in the Dallas/Fort Worth territory by December 31, 2003, one of which was open as of January 28, 2001. Mr. Joseph A. McAleer, Jr. co-owns Dallas Doughnuts with Mr. Smith.

     We are also parties to associates' license agreements with two brothers-in-law of Messrs. Joseph A. McAleer, Jr. and John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development. Mr. William J. Dorgan operates stores in Biloxi and Gulfport, Mississippi through Dorgan's Doughnut Company, Inc. Total KKM&D sales to and royalties from Dorgan's Doughnuts were $361,000 in fiscal 1999, $446,000 in fiscal 2000 and $622,000 in fiscal 2001. Since September 1998, Pat Silvernail has operated two stores in Macon, Georgia through S&P of Macon, Inc. Total KKM&D sales to and royalties from S&P of Macon were $285,000 in fiscal 1999, $1,031,000 in fiscal 2000 and $1,096,000 in fiscal 2001.

THE KINGSMILL PLAN

     In December 1994, we implemented a plan to provide franchise opportunities to corporate management, which we refer to as the Kingsmill Plan. Under the terms of the Kingsmill Plan, we agreed to make franchise opportunities available to members of corporate management who met our ordinary franchisee qualifications and to provide financial assistance in the form of collateral repurchase agreements and company guaranties of bank loans. We established similar franchise opportunity plans for store managers and associate operators. We have terminated the plan, except for existing participants with whom we have entered into or agreed to enter into a franchise agreement. The collateral repurchase agreements and guaranties we have made pursuant to the Kingsmill Plan are described below.

DEVELOPMENT RIGHTS OF OFFICERS AND DIRECTORS

     We entered into a letter agreement with Mr. Scott A. Livengood, our Chairman, President and Chief Executive Officer, on April 12, 1994. We granted Mr. Livengood the option to develop stores in Alamance, Durham and Orange Counties, North Carolina, and the State of Colorado pursuant to the Kingsmill Plan. Mr. Livengood subsequently relinquished his development rights to the State of Colorado and obtained the rights to develop stores in Northern California, also pursuant to the Kingsmill Plan. Mr. Livengood has released these rights in favor of Krispy Kreme in exchange for the right to purchase a minority interest (approximately 6.0%) in future joint ventures between Krispy Kreme and area developers, including the Northern California joint venture. Mr. Livengood will not be active in the management of the ventures while employed by Krispy Kreme. Also, he will not receive any financial assistance from us under the Kingsmill Plan or any other arrangement. Additionally, the terms of the franchise agreements for these ventures will be consistent with other area developers. We have guaranteed 84% of a $4.5 million revolving line of credit of our Northern California joint venture, in which we have a majority ownership interest and Mr. Livengood has a 6% ownership interest. As of January 28, 2001, approximately $3.4 million was outstanding under this revolving line of credit.

     In August 1999, Mr. John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development, obtained area development rights for the metropolitan areas of Portland and Seattle pursuant to the Kingsmill Plan. Mr. McAleer released these rights in favor of Krispy Kreme. Mr. McAleer owns a minority interest in a limited liability company to which Krispy Kreme has granted area development rights for the metropolitan areas of Portland, Seattle, Anchorage, Hawaii and Vancouver. Mr. McAleer will not be active in the management of the territory while employed by Krispy Kreme. Also, he will not receive any financial assistance from us under the Kingsmill Plan or any other arrangement. Additionally, the terms of the franchise agreement for this territory will be consistent with other area developers.

     Pursuant to the Kingsmill Plan, we are a party to an area development agreement with Midwest Doughnuts, LLC, dated May 29, 1996. Mr. Philip R.S. Waugh, Jr., our Senior Vice President, Franchise Development, owns 50% of the membership interests in Midwest Doughnuts. Under the terms of the agreement, the area developer is required to open a minimum of four stores in the Kansas City territory, three of which were open as of January 28, 2001. The requirement to open a fourth store has been suspended. Total KKM&D sales to and royalties from Midwest Doughnuts were $1.4 million in fiscal 1999, $1.5 million in fiscal 2000 and $1.8 million in fiscal 2001. In September 2000, we entered into an additional development agreement with Heartland Dough, LLC to develop one store in the Tulsa market. Mr. Waugh owns 50% of the membership interests in Heartland Dough. This agreement is not subject to the terms of the Kingsmill Plan.

     We entered into a letter agreement with Mr. Joseph A. McAleer, Jr., a Krispy Kreme director, on February 15, 1994 granting him the option to acquire three stores located in Mobile, Alabama. Mr. McAleer purchased the stores on February 1, 1998 for a total purchase price of $1.6 million, subject to certain adjustments. The purchase price was determined on the basis of the amount paid for the stores in 1990, the face value of store receivables and the cost of the store's inventory, mutually determined by Mr. McAleer and Krispy Kreme. We also granted Mr. McAleer the right to develop up to ten stores in the New Orleans, Louisiana territory.

COLLATERAL REPURCHASE AGREEMENTS, FRANCHISEE GUARANTIES AND OTHER AGREEMENTS

     On December 21, 1998, we entered into collateral repurchase agreements in favor of Suntrust Bank, Central Florida, National Association with respect to a loan incurred by Magic City Doughnut Corporation in the original principal amount of $435,000. Messrs. Frank E. Guthrie and Robert L. McCoy, two of our directors, co-own Magic City Doughnut Corporation. The loan was secured by the equipment used in the operation of a Krispy Kreme store located in Winter Park, Florida and a pledge of company stock owned by Mr. Guthrie, a trust of which Mr. McCoy is the sole trustee and Mrs. Patricia B. McCoy, who is Mr. McCoy's spouse. In the event that the borrower defaulted on the loan, we were obligated to repurchase the equipment at a purchase price equal to the lesser of $302,000 or the unpaid balance of the loan. We were also obligated to purchase the pledged shares from the bank at book value. We have been released from the our obligations under both the equipment and stock repurchase agreements.

     On September 18, 1998, we entered into a guaranty agreement with Mr. Beattie F. Armstrong and Beattie F. Armstrong, Inc. for Mr. Pat Silvernail and his wife, Mrs. Shannon McAleer Silvernail, and S&P of Macon, Inc., our Macon, Georgia franchisee. Mrs. Silvernail is the sister of, and Mr. Silvernail is consequently a brother-in-law to, Mr. Joseph A. McAleer, Jr. and Mr. John N. McAleer. Under the terms of the agreement, we agreed to guarantee two loans in the combined original principal amount of $1.0 million obtained by the Silvernails and S&P of Macon to finance the purchase of a Krispy Kreme associates' license agreement and the two Macon stores.

     On March 31, 1998 and December 31, 1998, respectively, we entered into a collateral repurchase agreement and a guaranty agreement in favor of Bank of Blue Valley with respect to a loan in the amount of $765,000 incurred by Midwest Doughnuts under the terms of the Kingsmill Plan. Mr. Philip R.S. Waugh, Jr., who is our Senior Vice President, Franchise Development, is a 50% owner of Midwest Doughnuts. The loan was secured by the equipment used in the operation of a Krispy Kreme store located in Merriam, Kansas. If Midwest Doughnuts had defaulted on the loan, we would have been obligated to repurchase the equipment at a purchase price equal to the lesser of $335,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we would have been obligated under the guaranty agreement to pay the lender up to $205,000 if Midwest Doughnuts had defaulted on the loan. This loan has been repaid and we have been released from our obligations under both the collateral repurchase agreement and our guaranty agreement.

     On January 30, 1998, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to loans incurred by Mackk, LLC in the maximum aggregate principal amount of $1.8 million. Mr. Joseph
A. McAleer, Jr. is the manager and owner of Mackk, LLC. The loans were secured in part by the equipment and other items of personal property used in the operation of three Krispy Kreme stores located in Mobile, Alabama. The loans were further secured by a pledge of shares of Krispy Kreme stock owned by Mr. McAleer. If Mackk, LLC had defaulted on the loans, we would have been obligated to repurchase the equipment and personal property at a purchase price equal to the lesser of $325,000 or the unpaid portion of the loans used to fund the purchase of the pledged assets. We also would have been required to purchase the pledged shares from the bank at book value in the event of default. We have been released from our obligations under this collateral repurchase agreement.

     On January 2, 1998, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to a loan incurred by the Brevard Tennis and Athletic Club, Incorporated and Mrs. Bonnie Silvey Vandegrift in the original principal amount of $326,000. Mrs. Vandegrift is the sister of Mr. Robert L. McCoy, one of our directors. The loan was secured by a pledge of Krispy Kreme stock personally owned by Mrs. Vandegrift. In the event that the borrower defaulted on the loan, we were obligated to purchase the pledged shares from the bank at book value. We have been released from our obligations under this repurchase agreement.

     On October 15, 1997, we entered into a collateral repurchase agreement and a guaranty agreement in favor of Bank of Blue Valley with respect to a loan in the amount of $765,000 incurred by Midwest Doughnuts under the terms of the Kingsmill Plan. The loan was secured by the equipment used in the operation of a Krispy Kreme store located in Overland Park, Kansas. If Midwest Doughnuts had defaulted on the loan, we would have been obligated to repurchase the equipment at a purchase price equal to the lesser of $205,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we were obligated under the guaranty agreement to pay the lender up to $300,000 if Midwest Doughnuts had defaulted on the loan. This loan has been repaid and we have been released from our obligations under both the collateral repurchase agreement and the guaranty agreement.

     On December 1, 1997, we entered into a commitment letter among Krispy Kreme, Branch Banking and Trust Company, Mr. Waugh and the other owners of Midwest Doughnuts pursuant to the Kingsmill Plan. Under the terms of the commitment letter, we agreed to guarantee loans obtained by Mr. Waugh and the other members of Midwest Doughnuts to finance the development of two Krispy Kreme stores in the Kansas City territory. Our maximum liability under the two guaranties was limited to $150,000. We have been released from these guarantees.

     On October 22, 1996, we entered into a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to a loan incurred by Gulf Florida Doughnut Corp. in the original principal amount of $180,000. Mr. McCoy, one of our directors, is the President and majority owner of Gulf Florida Doughnut Corp. The loan was secured by a pledge of Mr. McCoy's Krispy Kreme shares. In the event that the borrower defaulted on the loan, we were obligated to purchase the pledged shares from the bank at book value. The loan has been repaid and we have been released from our obligations under this repurchase agreement.

     On May 29, 1996, we entered into a collateral repurchase agreement and a guaranty agreement in favor of The First National Bank of Olathe with respect to a loan in the amount of $905,000 incurred by Mr. Waugh and the other members of Midwest Doughnuts under the terms of the Kingsmill Plan. The loan is secured by the equipment used in the operation of a Krispy Kreme store located in Independence, Missouri. In the event Midwest Doughnuts defaults on the loan, we are obligated to repurchase the equipment at a purchase price equal to the lesser of $300,000 or the unpaid portion of the loan used to fund the purchase of the pledged assets. In addition to our obligation under the collateral repurchase agreement, we are obligated under the guaranty agreement to pay the lender up to $300,000 in the event Midwest Doughnuts defaults on the loan.

     On May 16, 1996, we entered into a guaranty agreement with Branch Banking and Trust Company for Mr. Waugh and the other members of Midwest Doughnuts pursuant to the Kingsmill Plan. Under the terms of the agreement, we agreed to guarantee a loan in the original principal amount of $200,000 obtained by Mr. Waugh and the other members of Midwest Doughnuts to finance expansion in the Kansas City market. Our maximum liability under the guaranty was limited to $175,000. We have been released from the guaranty.

     On March 1, 1996, we entered into a collateral repurchase agreement in favor of Wachovia Bank of North Carolina, N.A. with respect to two separate loans incurred by Mr. Steven D. Smith, one of our directors, in the original principal amounts of $310,000 and $900,000. The loans were secured by store equipment and other personal property and a pledge of Mr. Smith's Krispy Kreme shares. In the event of default, we were obligated to purchase the pledged shares from the bank at book value and to repurchase the equipment at a purchase price equal to the greater of its amortized cost or 20% of its original cost. Those loans have been fully repaid.

     On July 7, 1995, we entered into a collateral repurchase agreement in favor of First National Bank of Ohio with respect to a loan incurred by Simac, Inc. in the original principal amount of $340,000. Mr. Robert J. Simmons, a former Krispy Kreme director who retired in July 2000, is the President and majority owner of Simac, Inc., our Akron, Ohio franchisee. The loan is secured by the equipment and personal property assets used in the operation of a Krispy Kreme store located in Middleburg Heights, Ohio. In the event that Simac, Inc. defaults on the loan, we are obligated to repurchase the bank's collateral at a purchase price equal to the lesser of the unpaid balance of the loan or the amortized cost of the pledged assets. On September 29, 1996, we leased the Middleburg Heights, Ohio store for a term of five years from Mr. Simmons and certain related parties. Under the terms of the lease we are required to pay annual rent in the amount of $72,000 and have the option to purchase the store for a total purchase price equal to $1.0 million.

     On February 25, 1994, we entered into an equipment repurchase and amendment to associates' license agreement with Mr. William J. Dorgan, a brother-in-law to Messrs. Joseph A. McAleer, Jr. and John N.

McAleer. This agreement was in connection with financing in the aggregate amount of $1.2 million obtained by Mr. Dorgan and his wife, Mrs. Patricia M. Dorgan, from Branch Banking and Trust Company, relating to Mr. Dorgan's Biloxi and Gulfport, Mississippi franchises. Upon termination of Mr. Dorgan's associates' license agreement for any reason, we were obligated to repurchase some equipment used in the operation of Mr. Dorgan's stores at a purchase price of $350,000. We also executed a collateral repurchase agreement in favor of Branch Banking and Trust Company with respect to Krispy Kreme stock pledged by Mrs. Dorgan, who is a sister to Messrs. Joseph A. McAleer, Jr. and John N. McAleer, as collateral for the loan. Under the terms of the collateral repurchase agreement, in the event of default on the loan, we were required to repurchase the pledged common stock at book value and/or the equipment under the terms of the equipment repurchase agreement. We have been released from this collateral repurchase agreement.

     On February 1, 1993, we entered into an equipment repurchase agreement and amendment to associate's license agreement with Mr. Smith, one of our directors. Upon termination of Mr. Smith's associates' license agreement for any reason, we were obligated to repurchase some equipment used in the operation of the franchise store in Dothan, Alabama at a purchase price equal to the greater of its amortized cost or 20% of its original cost of $335,000. Mr. Smith operates his Dothan franchise through Dale's Doughnuts of Dothan, Inc. We have since been released from our obligations under this repurchase agreement.

     On September 22, 1992, we entered into an equipment repurchase and amendment to associates' license agreement with Mr. Guthrie, one of our directors. Upon the termination of Mr. Guthrie's associates' license agreement for any reason, we are obligated to repurchase some equipment used in the operation of the franchise store in Athens, Georgia at a purchase price equal to the greater of its amortized cost or 20% of its original cost of $348,000. Mr. Guthrie operates his Athens franchise through Classic City Doughnuts.

LOAN AGREEMENTS AND OTHER TRANSACTIONS

     We have entered into loan agreements with some of our directors and officers as described below.

     On March 13, 1997 and October 13, 1997, we made two loans to Midwest Doughnuts, LLC in the principal amounts of $66,000 and $34,000, bearing interest at 9.25% and the prime rate plus 1%, respectively. Mr. Waugh, our Senior Vice President, Franchise Development, is a 50% owner of Midwest Doughnuts. The loans, which have been fully repaid, were secured by the equipment and property used in connection with a Krispy Kreme store located in Independence, Missouri.

     On November 17, 1995, we made a loan to Mr. Livengood, our Chairman, President and Chief Executive Officer, in the principal amount of $333,000. The loan, which has been fully repaid, provided bridge financing in the purchase of a personal residence. The loan was secured by a deed of trust and bore interest at the rate applicable to our revolving line of credit.

     On November 17, 1995, we made a loan to Mr. John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development, in the principal amount of $80,000. The loan, which has been fully repaid, provided bridge financing in the purchase of a personal residence. The loan was secured by a deed of trust and bore interest at the rate applicable to our revolving line of credit.

     We have waived the payment of royalties by Mr. Guthrie in connection with his Athens, Georgia store, operated through Classic City Doughnuts, during the past several years due to operational difficulties the store has encountered. The cumulative amount of these royalties during the last three fiscal years did not exceed $60,000.

     In connection with the holding company formation occurring in conjunction with our April 2000 initial public offering, each existing shareholder of our operating subsidiary, including our directors, officers and their affiliates, received 40 shares of common stock in our holding company, plus $7.50 in cash, in exchange for each share of operating subsidiary common stock they held.

     We have extended loans to some of our officers and directors to cover tax payments in connection with the conversion of our LTIP and to purchase shares of restricted stock, as described in "Executive Compensation -- Other compensation."

POLICY ON RELATED PARTY TRANSACTIONS

     Our Board of Directors has adopted a resolution whereby all transactions with related parties, including any loans from us to our officers, directors, principal shareholders or affiliates, must be approved by a majority of the disinterested members of the Board of Directors and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Robert L. Strickland, Robert L. McCoy, Joseph A. McAleer, Jr. and Togo D. West, Jr. comprised the members of the Compensation Committee during our fiscal year ended January 28, 2001. Mr. McAleer is a former executive officer of Krispy Kreme, and both Messrs. McAleer and McCoy conduct business with Krispy Kreme through franchises as described in "Related Party Transactions."

                         REPORT OF THE AUDIT COMMITTEE

     Our Audit Committee is comprised of three independent directors and operates under a written charter which is attached as Annex A to this Proxy Statement. The Audit Committee, in its oversight role over (1) Krispy Kreme's financial accounting and reporting process, (2) Krispy Kreme's system of internal controls established by management and (3) the external audit process, has met with management and the independent auditors of Krispy Kreme. Discussions about Krispy Kreme's audited financial statements included the independent auditor's judgments about the quality, not just the acceptability, of Krispy Kreme's accounting principles and underlying estimates used in Krispy Kreme's financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as amended by Statement on Auditing Standards No. 90, Audit Committee Communications ("SAS 90") and by the Audit Committee Charter. In conjunction with the specific activities performed by the Committee in its oversight role, it issued the following report as of March 19, 2001:

          1. The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended January 28, 2001 with management of Krispy Kreme.

          2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90.

          3. The Audit Committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and Krispy Kreme and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of Krispy Kreme; and the Audit Committee has discussed with the auditor the auditor's independence from the company.

     Based on the review and discussions referred to in paragraphs (1) through
(3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in Krispy Kreme's Annual Report on Form 10-K for the fiscal year ended January 28, 2001 for filing with the Securities and Exchange Commission.

                                          William T. Lynch, Jr., Chairman
                                          Mary Davis Holt
                                          James H. Morgan

     INDEPENDENT AUDITORS' FEES. For its fiscal 2001 services, Krispy Kreme paid PricewaterhouseCoopers the following fees:

          - Audit Fees: $151,000 for services rendered for the review of Krispy Kreme's quarterly financial statements and audit of Krispy Kreme's annual financial statements for fiscal 2001.

          - Financial Information Systems Design and Implementation Fees: There were no services rendered related to information systems.

          - All Other Fees: $943,000 for all other matters, which were primarily audit and tax related.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report sets forth the duties of the Compensation Committee and the current strategy and components of Krispy Kreme's compensation programs for its executive officers, which for the fiscal year ended January 28, 2001 included Mr. Livengood, our Chief Executive Officer, officers at the President, Executive Vice President and certain officers at the Senior Vice President level. This report also describes the basis on which compensation determinations were made with respect to these executive officers for the fiscal year ended January 28, 2001.

THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors was formed in fiscal 1999 and currently is comprised of four directors. The Compensation Committee is responsible for the review and recommendation to the Board of Directors of the compensation of Krispy Kreme's Chief Executive Officer and review and approval of the compensation of the other executive officers and of employee benefit plans. Among other responsibilities, the Committee specifically:

     - Develops, in consultation with management and compensation professionals, executive compensation policies and philosophies;

     - Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals, for our executive officers;

     - Evaluates the performance of the Chief Executive Officer;

     - Reviews and recommends to the Board of Directors salary adjustments and incentive compensation payments, including annual and long-term incentives, for the Chief Executive Officer; and

     - Reviews and approves the salaries and incentive compensation for other executive officers.

     The Compensation Committee has retained a national executive compensation consulting firm to advise it and Krispy Kreme on executive compensation issues.

EXECUTIVE COMPENSATION POLICIES

     Krispy Kreme's executive compensation program is designed to establish a strong connection between the creation of shareholder value and the compensation earned by its executives -- primarily by tying base compensation increases and incentive compensation to the attainment of company performance goals and increases in its stock price. The current general program was formulated in fiscal 1999 with the assistance of PricewaterhouseCoopers LLP. Krispy Kreme's fundamental executive compensation objectives are to:

     - Link executive compensation to Krispy Kreme's economic performance;

     - Promote the achievement of economic goals and focus executive officers on the creation of shareholder value;

     - Maximize Krispy Kreme's growth opportunities and emphasize variable executive compensation over fixed compensation; and

     - Attract and retain executive officers and further align the interests of these key employees with the interests of Krispy Kreme's shareholders.

     To determine the market for executive compensation in Krispy Kreme's industry, we study the compensation paid by a group of its peers to their executive officers. Our strategy is to provide compensation which, when compared with these peer companies, is:

     - Comparable with the market when targeted financial goals are met;

     - Above the market when targeted goals are exceeded; and

     - Below the market when targeted performance goals are not achieved.

     All executive officers, including the Chief Executive Officer, participate in the same compensation programs as the other executives, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers. Senior executive officers, such as the Chief Executive Officer, have a larger percentage of their total compensation at risk on the basis of Krispy Kreme's performance than do other officers.

     Stock Ownership by Officers and Other Employees. The Compensation Committee believes that executive officers should be encouraged to own our common stock to align further their interests with those of our shareholders. In fiscal years prior to our initial public offering, this goal was implemented through stock options and restricted stock awards. The initial public offering presented a new opportunity to review and reemphasize stock ownership by executives and other employees. Last year, Krispy Kreme shareholders approved two new compensation plans related to stock ownership by executives and other employees: the 2000 Stock Incentive Plan (which replaced the 1998 Stock Option Plan under which prior stock options were granted) and the Employee Stock Purchase Plan. Other mechanisms recently added to promote stock ownership by officers and employees include the Stock Bonus Plan and Supplemental Stock Bonus Plan, as described above under "Executive Compensation -- Other Compensation," and the Non-Qualified Deferred Compensation Plan, which allows participants in Krispy Kreme's 401(k) plan to direct that some or all of their accounts to be invested in Krispy Kreme common stock. The Compensation Committee regularly consults with advisors to determine the appropriate level of option grants and other equity incentives for our executives, with particular reference to the practices of peer companies.

PRINCIPAL EXECUTIVE COMPENSATION ELEMENTS

     Krispy Kreme's executive compensation program is comprised of the following principal elements: base salaries; annual incentive stock or cash bonuses; and long-term stock incentives.

     Base Salary. Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies. Base salaries for executive officers tend to be below the market for similar companies, as Krispy Kreme's compensation strategy is to emphasize performance-based compensation. Base salaries may be increased periodically for officers who meet or exceed their individual performance goals. Salaries for executive officers were increased approximately 7% in fiscal 2001 as compared to fiscal 2000. The increases were based upon performance measures, such as Krispy Kreme's strong balance sheet for fiscal 2001, the value created by the officers for Krispy Kreme's shareholders and other successful business indicators.

     Annual Incentives. Annual incentives for executive officers are determined under our Senior Executive Incentive Compensation Plan. This plan ties the incentive compensation payable to the Chief Executive Officer and other executive officers directly to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders.

     The amount of bonuses potentially payable to executive officers is determined as a range of percentages of an individual officer's salary. Bonus amounts are generally established so that an individual's total annual compensation, assuming a bonus is earned, will be comparable to or exceed the total annual compensation paid by peer companies to similarly situated officers. Cash or stock bonuses paid in accordance with the plan can be based on the achievement of several enumerated performance criteria. Exceeding targeted performance measures generally results in higher bonuses, with caps on bonuses tied to certain criteria.

     For fiscal 2001, bonuses for all executive officers were contingent upon meeting or exceeding targets for two performance measures: (1) attainment of a certain level of return on assets, measured by earnings before interest, taxes and depreciation and amortization and (2) a percentage increase in earnings per share of common stock. Both targets were met or exceeded for fiscal 2001. Bonuses for individual executive officers were further contingent upon meeting or exceeding other performance criteria, selected as appropriate for the individual officer's duties. These individual criteria include systemwide sales growth, store income as a percentage of sales, store openings, customer satisfaction and other measures.

     Long-Term Stock Incentives. Our philosophy regarding long-term incentive compensation is to provide stock option grants that approximate the median of peer company practices. We believe that stock options and other stock incentives play an integral role in our ability to attract and retain employees and to provide incentives for such persons to promote the financial success of Krispy Kreme. Moreover, stock incentives benefit Krispy Kreme by closely aligning the interests of grantees with the interests of our shareholders. For details on stock options grants to our Chief Executive Officer and the named officers see "Executive Compensation -- Stock Options."

     Benefits and Perquisites. Executives also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. Perquisites include items such as automobile allowances and club dues.

THE CHIEF EXECUTIVE OFFICER'S COMPENSATION FOR FISCAL 2001

     Compensation decisions for Mr. Livengood, as our Chief Executive Officer, are made under the same methodology used in determining the compensation of other executives. Mr. Livengood has a greater proportion of his total compensation at risk than do the other executive officers.

     In January 2000, the Compensation Committee recommended that the Board of Directors increase Mr. Livengood's annual base salary from $332,446 to $375,000, a 12.8% increase. The Compensation Committee made its decision based upon the significant value created by Mr. Livengood's leadership, our strong balance sheet for fiscal 2000 and other successful business indicators.

     The Compensation Committee recommended payment to Mr. Livengood of an annual bonus of $686,045 for fiscal 2001. Mr. Livengood's bonus was earned on the basis of performance in four measures: Krispy Kreme's return on assets, measured by earnings before interest, taxes and depreciation and amortization; earnings per share of common stock; total sales; and customer satisfaction.

COMPENSATION DEDUCTIBILITY POLICY

     An income tax deduction under federal law will generally be available for annual compensation in excess of one million dollars paid to the Chief Executive Officer and the named officers of a public corporation only if such compensation is "performance-based" and complies with certain other tax law requirements. Our policy is to maximize the deductibility of all executive compensation. Also in furtherance of this policy, the Compensation Committee expects to undertake responsibility in the future for compensation decisions for all the named officers, in addition to officers at the executive vice president level and above. Notwithstanding this policy, the Compensation Committee retains the discretion to award compensation that is not deductible under Section 162(m) when it is in the best interests of Krispy Kreme and our shareholders to do so.

SUMMARY

     The Compensation Committee believes the executive compensation policies and programs maintained by Krispy Kreme and described in this report serve its interests and the interests of its shareholders and that executive compensation has been strongly linked to Krispy Kreme's performance and the enhancement of shareholder value. The Compensation Committee intends to continually reevaluate these compensation policies and plans, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve Krispy Kreme's long-term goals of performance, growth and enhancement of shareholder value.

                                          Robert L. Strickland, Chairman
                                          Robert L. McCoy
                                          Joseph A. McAleer, Jr.
                                          Togo D. West, Jr.

                            STOCK PERFORMANCE GRAPH

     The performance graph shown below compares the percentage change in the cumulative total shareholder return of the our common stock against the cumulative total return of The Nasdaq Composite Index and the Standard & Poor's Restaurants Index for the period from April 5, 2000 (the first day of trading of our common stock on the Nasdaq National Market) through July 30, 2000 and the six month period from August 1, 2000 through January 28, 2001. The graph assumes an initial investment of $100 and the reinvestment of any dividends.

                                                 KRISPY KREME DOUGHNUTS,                                    STANDARD & POOR'S
                                                          INC.               NASDAQ COMPOSITE INDEX         RESTAURANTS INDEX
                                                 -----------------------     ----------------------         -----------------
4/5/00                                                     100                         100                         100
7/30/00                                                    181                          88                          84
1/28/01                                                    178                          67                          85

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for (1) one late filing by each of Messrs. Casstevens, Livengood, Vaughn, Waugh, Guthrie, Lynch, McCoy, Smith, Strickland, Robert J. Simmons, a former director, and Margaret Urquhart, a former executive officer, one late filing and one amended filing by John N. McAleer and one late and one amended filing by Ms. Parman, in each case in connection with the reporting of shares purchased by these individuals in the directed share program conducted in connection with Krispy Kreme's initial public offering, (2) one late filing by each of Messrs. Parker, Tate and Darryl
T. Williams, a former executive officer, relating to his initial ownership of Krispy Kreme shares and (3) one amended filing by Mr. Livengood relating to corrections to previously reported beneficial ownership.

            VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

     We may in the future give our shareholders the option of viewing proxy statements and annual reports to shareholders on the internet instead of receiving them by mail. If we make this option available to shareholders, and if you agree to access future proxy statements and annual reports to shareholders online, we expect you will continue to receive a proxy card in the mail, but not paper copies of the proxy statement and annual report to shareholders. These proxy cards will contain the web site address and other necessary information to view the proxy statement and annual report to shareholders online, and to submit your vote. In order to take advantage of the Internet viewing option, you will need access to a computer, an internet access account and may need software such as Adobe Acrobat Reader.

     If you wish to take advantage of this option (if and when we offer it), you may make this election when completing the enclosed proxy card for this year's annual meeting by checking the appropriate box next to the statement concerning the viewing of proxy statements and annual reports of shareholders on the internet. If we offer the option to view these materials online in the future, your consent to view them online rather than receiving them by mail will be effective until you cease being a shareholder, until we cease offering the Internet viewing option or until you revoke your consent. If you elect to view these materials on the internet, and then later change your mind, you may revoke your election at any time by sending a letter to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. We will resume sending you paper copies if you revoke your election.

                SHAREHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

     Any shareholder who wishes to present a proposal appropriate for consideration at Krispy Kreme's 2002 Annual Meeting of Shareholders must submit the proposal in proper form to Krispy Kreme at the address set forth on the first page of this Proxy Statement no later than December 17, 2001 for the proposal to be considered for inclusion in Krispy Kreme's Proxy Statement and form of proxy relating to such annual meeting. Krispy Kreme must be notified of any other shareholder proposal intended to be presented for consideration at the 2002 Annual Meeting not later than March 2, 2002 or else proxies may be voted on such proposal at the discretion of the persons named in the proxy.

                                 OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this proxy statement and the materials enclosed herewith and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers, or regular employees of Krispy Kreme, acting without special compensation.

     The Board of Directors is aware of no other matters, except for those incidental to the conduct of the annual meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

     If you plan to attend the Annual Meeting, please check the appropriate box on the enclosed proxy. Whether or not you plan to attend, you are urged to fill in, date and sign the accompanying form of proxy and return it as soon as possible. If you do attend and wish to vote at the Annual Meeting, you may revoke your proxy at that time.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Randy S. Casstevens
                                          RANDY S. CASSTEVENS
                                          Secretary

                                                                         ANNEX A

                          KRISPY KREME DOUGHNUTS, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee of Krispy Kreme Doughnuts, Inc. is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgement. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chairman is not designated or present, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

     Independent Auditors

     1. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     2. Approve the fees and other significant compensation to be paid to the independent auditors.

     3. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     4. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     5. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     6. Consider the independent auditors' judgement about the quality of appropriateness of the Company's accounting principles as applied in its financial reporting.

     Internal Audit Department and Legal Compliance

     1. Review the activities and organizational structure of the internal audit department, as needed.

     2. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     3. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities

     1. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     2. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee of the Board deems necessary or appropriate.

     3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     4. Establish, review, and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     5. Periodically perform self-assessment of Audit Committee performance.

     6. Review financial and accounting personnel succession planning within the Company.

     7. Annually review policies and procedures as well as audit results associated with Directors' and Officers expense accounts and perquisites. Annually review a summary of Directors' and Officers' related party transactions and potential conflicts of interest.

                                  COMMON STOCK

                        OF KRISPY KREME DOUGHNUTS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE MAY 18, 2001 ANNUAL MEETING OF SHAREHOLDERS.

    The undersigned hereby appoints Scott A. Livengood and Randy S. Casstevens, and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company") to be held on May 18, 2001, and any adjournment or postponement thereof.

1.  Election of directors

    Scott A. Livengood, Joseph A. McAleer, Jr. and Steven D. Smith

    [ ] FOR all nominees for director listed above (except as marked to the contrary).
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

    [ ] WITHHOLD AUTHORITY to vote for an individual nominee. Write name(s) below.

------------------------------------------------------

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the 2002 fiscal year.

    [ ] FOR ratification.
    [ ] AGAINST ratification.
    [ ] ABSTAIN.

3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

                                   (Continued and to be signed on opposite side)

    If you agree to view future Proxy Statements and Annual Reports to Shareholders of the Company on the Internet instead of receiving paper copies in the mail as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please check the following box: [ ]

    If you plan to attend the Annual Meeting of Shareholders in person, please check the following box: [ ]

    THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THIS PROXY AND ACCOMPANYING PROXY STATEMENT, AND "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                          Date:                           , 2001
                                               ---------------------------

                                          --------------------------------------
                                          Please sign this Proxy exactly as name
                                          appears on the Proxy.
                                          NOTE: WHEN SIGNING AS ATTORNEY,
                                          TRUSTEE, ADMINISTRATOR, OR GUARDIAN,
                                          PLEASE GIVE YOUR TITLE AS SUCH. IN THE
                                          CASE OF JOINT TENANTS, EACH JOINT
                                          OWNER MUST SIGN.